Question 7.c)
-------------
Addendum to Question 7.c on Form N-SAR

List the name of each series or portfolio and give a consecutive number to each series or portfolio in excess of the 90 consecutive series or portfolio permitted by the form.


Is this the
Series
 last filing
Number               Series Name
for this series?

(Y or N)


109  Goldman Sachs Flexible Cap Growth Fund
N
113  Goldman Sachs Enhanced Dividend Global Equity Portfolio
 N
114  Goldman Sachs Tax-Advantaged Global Equity Portfolio
 N
116  Goldman Sachs U.S. Equity Fund
 N
125  Goldman Sachs Focused Growth Fund
 N


Please refer to the Annual Report to Shareholders to be filed on Form N-CSR for additional information concerning the Funds.